UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                          Dendrite International, Inc.
                          ----------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   248239-10-5
                                   -----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO.  248239-10-5               13G               PAGE   2   OF   12  PAGES



------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Edison Venture Fund II, L.P.          22-3069982

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF



                                                       0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       817,863
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                       817,863
------------------------- ----- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       817,863
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       7.3%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                 PN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO.  248239-10-5               13G               PAGE   3   OF   12  PAGES



------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Edison Partners II, L.P.          22-3069978

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF



                                                       0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       975,127
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                       975,127
------------------------- ----- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       975,127
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       8.7%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                 PN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO.  248239-10-5               13G               PAGE   4   OF   12  PAGES



------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John H. Martinson          ###-##-####

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF



                                                       0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       975,127
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                       975,127
------------------------- ----- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       975,127

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       8.7%
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO.  248239-10-5               13G               PAGE   5   OF   12  PAGES



------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Richard J. Defieux          ###-##-####

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF



                                                       0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       975,127
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                       975,127
------------------------- ----- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       975,127
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       8.7%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO.  248239-10-5               13G               PAGE   6   OF   12  PAGES


------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gustav H. Koven, III         ###-##-####

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF



                                                       0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       975,127
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                       975,127
------------------------- ----- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       975,127

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       8.7%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                 IN

------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO.  248239-10-5               13G               PAGE   7   OF   12  PAGES



------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas A. Smith          ###-##-####

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF



                                                       0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       975,127
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                       975,127
------------------------- ----- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       975,127

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       8.7%
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO.  248239-10-5               13G               PAGE   8   OF   12  PAGES



Item 1(a).        Name of Issuer: Dendrite International, Inc. (the "Issuer").

Item 1(b).        Address of  Issuer's  Principal  Executive  Offices:  1200 Mt.
                  Kemble Avenue, Morristown, NJ 07960.

Item 2(a). Names of Persons Filing: Edison Venture Fund II, L.P. ("Edison Venture Fund II"); Edison Partners II, L.P. ("Edison Partners II"); John H. Martinson, Richard J. Defieux, Thomas A. Smith and Gustav H. Koven, III (collectively, the "General Partners"). The General Partners, Edison Venture Fund II and Edison Partners II collectively are referred to as the "Reporting Persons."

Item 2(b). Address of Principal Business Office: The principal business address of the Reporting Persons is 997 Lenox Drive #3, Lawrenceville, NJ 08648.

Item 2(c). Citizenship: Edison Venture Fund II and Edison Partners II are limited partnerships organized under the laws of the State of Delaware. Each General Partner is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, no par value (the "Common Stock").

Item 2(e).        CUSIP Number:  248239-10-5.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                     (a)    [  ]    Broker or Dealer registered under Section 15
                                    of the Securities  Exchange Act of 1934 (the
                                    "Act").

                     (b)    [  ]    Bank as defined  in  Section  3(a)(6) of the
                                    Act.

                     (c)    [  ]    Insurance  Company  as  defined  in  Section
                                    3(a)(19) of the Act.

                     (d)    [  ]    Investment  Company registered under Section
                                    8 of the Investment Company Act of 1940.

                     (e)    [  ]    Investment  Adviser registered under Section
                                    203 of the Investment Advisers Act of 1940.

                     (f)    [  ]    Employee Benefit Plan, Pension Fund which is
                                    subject to the  provisions  of the  Employee
                                    Retirement  Income  Security  Act of 1974 or
                                    Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                     (g)    [  ]    Parent Holding  Company,  in accordance with
                                    Rule 13d-1(b)(ii)(G) of the Act.

                     (h)    [  ]    Group,     in    accordance     with    Rule
                                    13d-1(b)(1)(ii)(H) of the Act.

                  Not Applicable.


CUSIP NO.  248239-10-5               13G               PAGE   9   OF   12  PAGES



Item 4.           Ownership:

                  (a) Amount Beneficially Owned: Edison Venture Fund II is the record owner and may be deemed to own beneficially 817,863 shares of Common Stock, as of December 31, 1996. Each of Edison Partners II and the General Partners may be deemed to own beneficially 975,127 shares of Common Stock, as of December 31, 1996, of which shares Edison Venture Fund II is the record owner of 817,863 shares and Edison Venture Fund II-PA, L.P., a Delaware limited partnership ("Edison Venture Fund II-PA") is the record owner of 157,264 shares of Common Stock. Edison Partners II is the sole general partner of Edison Venture Fund II and Edison Venture Fund II-PA.

                   (b) Percent of Class: Edison Venture Fund II, 7.3%; Edison Partners II, 8.7%; John H. Martinson, 8.7%; Richard J. Defieux, 8.7%; Thomas A. Smith, 8.7%; and Gustav H. Koven, III, 8.7%. The foregoing percentages are calculated based on the 11,158,506 shares of Common Stock reported to be outstanding in the Issuer's Form 10-Q for the quarterly period ended September 30, 1996.

                  (c)      Number of Shares as to Which Such Person Has:

                           (i) Sole power to vote or to direct the vote: Edison Venture Fund II, 0; Edison Partners II, 0; John H. Martinson, 0; Richard J. Defieux, 0; Thomas A. Smith, 0; and Gustav H. Koven, III, 0.

                           (ii)  Shared  power to vote or to  direct  the  vote:
                           Edison Venture Fund II, 817,863; Edison Partners II, 975,127; John H. Martinson, 975,127; Richard J.
                           Defieux, 975,127; Thomas A. Smith, 975,127; and Gustav H. Koven, III, 975,127.

                           (iii) Sole power to dispose or to direct the disposition of: Edison Venture Fund II, 0; Edison Partners II, 0; John H. Martinson, 0; Richard J. Defieux, 0; Thomas A. Smith, 0; and Gustav H. Koven, III, 0.

                           (iv) Shared power to dispose or to direct the disposition of: Edison Venture Fund II, 817,863; Edison Partners II, 975,127; John H. Martinson,
                           975,127; Richard J. Defieux, 975,127; Thomas A. Smith, 975,127; and Gustav H. Koven, III, 975,127.


Item 5.           Ownership of Five Percent or Less of a Class:

                  Not Applicable.

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person:

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:


CUSIP NO.  248239-10-5               13G               PAGE   10  OF   12  PAGES


                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable.

Item 9.           Notice of Dissolution of Group:

                  Not Applicable.

Item 10.          Certification:

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).




CUSIP NO.  248239-10-5               13G               PAGE   11  OF   12  PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:   February 12, 1997                  EDISON VENTURE FUND II, L.P.

                                            By:      Edison Partners II, L.P.,
                                                     its General Partner



                                                     By:  /s/ John H. Martinson
                                                          ----------------------
                                                            General Partner


                                            EDISON PARTNERS II, L.P.



                                            By:  /s/ John H. Martinson
                                                 --------------------------
                                                     General Partner


                                            /s/ John H. Martinson
                                            -------------------------------
                                            John H. Martinson


                                            /s/ Richard J. Defieux
                                            -------------------------------
                                            Richard J. Defieux


                                            /s/ Thomas A. Smith
                                            -------------------------------
                                            Thomas A. Smith


                                            /s/ Gustav H. Koven, III
                                            -------------------------------
                                            Gustav H. Koven, III



CUSIP NO.  248239-10-5               13G               PAGE   12  OF   12  PAGES



                                    Exhibit 1


                                    AGREEMENT

         Pursuant to Rule 13d-1-(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Dendrite International, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:   February 12, 1997                  EDISON VENTURE FUND II, L.P.

                                            By:      Edison Partners II, L.P.,
                                                     its General Partner



                                                     By:  /s/ John H. Martinson
                                                          ----------------------
                                                            General Partner


                                            EDISON PARTNERS II, L.P.



                                            By:  /s/ John H. Martinson
                                                 ---------------------------
                                                     General Partner


                                            /s/ John H. Martinson
                                            --------------------------------
                                            John H. Martinson


                                            /s/ Richard J. Defieux
                                            --------------------------------
                                            Richard J. Defieux


                                            /s/ Thomas A. Smith
                                            --------------------------------
                                            Thomas A. Smith


                                            /s/ Gustav H. Koven, III
                                            --------------------------------
                                            Gustav H. Koven, III